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                                                                 EXHIBIT 10.5

                                August 14, 1997


General Electric Capital Corporation
Equity Capital Group
260 Long Ridge Road
Stamford, CT 06927

Tom DeLitto
Permal Capital Management
900 Third Avenue
New York, NY 10022

Re:  Warrants for Krause's Furniture, Inc.

Ladies and Gentlemen:

        Reference is made to that certain Supplemental Securities Purchase Agreement dated as of August 14, 1997 ("Supplemental Purchase Agreement") by and among Krause's Furniture, Inc. ("Krause's"), General Electric Capital Corporation ("GECC") and Japan Omnibus Ltd. ("JOL"). Capitalized terms used herein without definition shall have the same meanings herein as when defined in the Supplemental Purchase Agreement. "Old Warrants" as used herein means any and all warrants to purchase common stock of Krause's other than the Existing Warrants and the New Warrants (including the 1997 Warrants, the Standby Warrants and the Performance Warrants).

        Krause's requests that each of GECC and JOL, each with respect to all Existing Warrants and New Warrants issued or issuable to them, waive any anti-dilution protections or adjustments contained in any of the Existing Warrants or the New Warrants, including any adjustment either in number of shares of common stock of Krause's that may be purchased on exercise of any of the Existing Warrants or the New Warrants, or in the exercise price for which shares may be purchased thereunder, to the extent such anti-dilution change or adjustment would result from the execution and delivery of, or the consummation of the transactions contemplated by, the Supplemental Purchase Agreement, including (i) the issuance of the 1997 Warrants, the Standby Warrants and the Performance Warrants and (ii) the later determination of the number of shares for which the Performance Warrants are exercisable, which determination shall be made in the manner provided in the Performance Warrant.


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        As a material inducement to GECC and JOL in granting this waiver,
Krause's hereby represents and warrants to GECC and JOL that, with respect to the anti-dilution adjustments and protections contained in the Old Warrants, the transactions contemplated by the Supplemental Purchase Agreement shall not result in an increase by more than 8,602 shares in the number of shares of Krause's common stock issuable on exercise of the Old Warrants. If the foregoing representation and warranty is incorrect and GECC, JOL and Krause's, acting in good faith, agree that any anti-dilution protections or adjustments with respect to the Old Warrants (in excess of the 8,602 share adjustment referenced above) have a material adverse effect on the interests of GECC and JOL, GECC and JOL shall have the benefits accorded to them as set forth in the Existing Warrants and the New Warrants and, if no such benefits are available, GECC, JOL and Krause's shall use their best efforts in good faith to negotiate an equitable adjustment.

        Please acknowledge your agreement to waive any such anti-dilution protection or adjustment by executing this letter in the appropriate space below. Such waiver will be effective as of the Closing under the Supplemental Purchase Agreement.

                                        Very truly yours,

                                        KRAUSE'S FURNITURE, INC.



                                        By:_______________________________
                                            Judith Olson Lasker
                                            General Counsel and Secretary


Acknowledged and agreed to as of August 14, 1997

GENERAL ELECTRIC
CAPITAL CORPORATION

By:_____________________________

Name:___________________________

Title:__________________________



JAPAN OMNIBUS LTD.

By:_____________________________

Name:___________________________

Title:__________________________



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